SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14 (a) of the
Securities Exchange Act of 1934
(Amendment No. 4)

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CENTER BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE TO PRESERVE SHAREHOLDER VALUE
Seidman and Associates, LLC
Seidman Investment Partnership, LP
Seidman Investment Partnership II, LP
Broad Park Investors, LLC
Berggruen Holdings North America Ltd.
Chewy Gooey Cookies, L.P.
LSBK06-08, L.L.C.
Harold Schechter
Raymond Vanaria
Lawrence Seidman

(Name of Person (s) filing Proxy Statement, if other than the Registrant)

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PRESS RELEASE

THE COMMITTEE TO PRESERVE SHAREHOLD VALUE
WINS SUPPORT FROM ISS IN PROXY CONTEST AGAINST CENTER BANCORP

ISS RECOMMENDS SHAREHOLDERS VOTE FOR THE COMMITTEE’S NOMINEES ON THE WHITE PROXY CARD

APRIL 26, 2007 PR Newswire/ -- The Committee to Preserve Shareholder Value (“The Committee”) today announced that Institutional Shareholder Services (ISS), the nation’s leading independent proxy advisory firm, issued an analysis for the Center Bancorp, Inc. (NASDAQ: CNBC) proxy contest. ISS recommends that shareholders vote on The Committee’s WHITE proxy card for Lawrence Seidman and Raymond Vanaria. ISS recommends that shareholders NOT vote on Center Bancorp’s blue proxy card.

ISS commented on the need for banking experience on the Company board, noting, “we believe that inclusion of two new board members could improve board oversight and allow the company to benefit from these nominees' prior banking sector experience.” ISS went on discuss the Company’s lagging performance by stating, “the company continues to underperform its peers.”

“We are elated that ISS has recommended shareholders vote on the WHITE proxy card, and we urge shareholders to support all of our nominees” said Lawrence Seidman. “We urge all shareholders to follow ISS’ INDEPENDENT recommendation to vote on the WHITE proxy card.”

The Committee beneficially owns 1,294,240 shares of Center Bancorp (9.76% of the outstanding shares) and is Center Bancorp’s largest shareholder.

Shareholders that need assistance in voting their shares or have any questions are invited to call D.F. King & Co., Inc. toll-free at (800) 735-3591.

Contact:    Seidman & Associates                    D.F. King & Co., Inc.
        Lawrence Seidman              Richard H. Grubaugh
        (973) 952-0405                 (212) 493-6950